Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-233190
Dated April 9, 2020

Supplement to
Prospectus dated August 9, 2019
Member Payment Dependent Notes

On March 31, 2020, LendingClub Corporation (the “Company”) suspended the facilitation of new D grade member loans (the “Grade D Suspension”) due to the impact of COVID-19 on the economy, and accordingly no D grade member loans will be available after April 10, 2020. In connection with the Grade D Suspension, below are several amendments to the Company’s prospectus dated August 9, 2019 relating to the Notes.

The last two sentences of the eighth paragraph on page 30 of the prospectus dated August 9, 2019, are amended in their entirety to read as follows:

In addition, based on observations of a variety of factors over time, we decided to suspend the offering of D, E, F, and G grade member loans for investment by Notes investors. There can be no assurance that we will resume offering D, E, F, or G grade member loans for investment by Notes investors or that we will continue to offer a particular loan grade for investment by Notes investors in the future.

The first sentence of the first paragraph on page 31 of the prospectus is amended in its entirety to read as follows:

We obtain borrower credit information from consumer reporting agencies, such as TransUnion, Experian or Equifax, and currently assign one of 15 loan grades to Standard Program Loan requests, from A1 through C5, based on the reported credit score, other information reported by the consumer reporting agencies, information provided by the borrower, and the requested loan amount.

The first sentence of the last paragraph on page 43 of the prospectus is amended in its entirety to read as follows:

For borrower applicants who qualify under the Standard Program, we currently assign one of 15 loan grades, from A1 through C5, to each loan request, based on:

• the borrower applicant’s FICO score;
• our proprietary scoring model, which takes into account many of the attributes used by us in the application, delinquencies (unpaid or late accounts), and public records (tax liens, bankruptcy, etc.);
• loan term; and
• loan amount.

The first sentence on page 44 of the prospectus is amended in its entirety to read as follows:

The LC score for Standard Program Loans is currently between 1 through 15 and corresponds to a Base Risk Grade as follows:

The chart on page 44 of the prospectus is amended to delete all references to Grade D loans.

Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-233190
Dated April 9, 2020

The second paragraph on page 44 of the prospectus is amended in its entirety to read as follows:

In November 2017 we suspended the offering of Notes corresponding to F and G grade member loans. Beginning in May 2019, except for certain previously qualified or approved loans, LendingClub ceased facilitating new grade E loans and has suspended the offering of Notes corresponding to E grade member loans. In addition, beginning on March 31, 2020, except for certain previously qualified or approved loans, LendingClub ceased facilitating new Grade D loans and accordingly no D grade member loans will be available after April 10, 2020.

The chart on page 46 of the prospectus is amended to delete all references to Grade D loans.

The chart on page 47 of the prospectus is amended to delete all references to Grade D loans.

The chart on page 48 of the prospectus is amended to delete all references to Grade D loans.

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